Exhibit 3.13

ANNALY CAPITAL MANAGEMENT, INC.

ARTICLES SUPPLEMENTARY

Annaly Capital Management, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Article VI of the charter of the Corporation (the “Charter”), the Board of Directors, by duly adopted resolutions, reclassified and designated all 4,600,000 authorized but unissued shares of the Corporation’s 6% Series B Cumulative Convertible Preferred Stock, $0.01 par value per share (the “Series B Preferred Stock”), as shares of undesignated common stock, $0.01 par value per share (the “Common Stock”), of the Corporation, with the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as set forth in the Charter.

SECOND: The foregoing shares of Series B Preferred Stock have been reclassified and designated by the Board of Directors under the authority contained in the Charter.

THIRD: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law. The total number of authorized shares of capital stock of the Corporation will not change as a result of the filing of these Articles Supplementary.

FOURTH: Upon the filing of these Articles Supplementary, the total number of shares of capital stock which the Corporation has authority to issue is 2,000,000,000, consisting of 1,950,037,500 shares of Common Stock, 7,412,500 shares of 7.875% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, 12,650,000 shares of 7.625% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share, 18,400,000 shares of 7.50% Series D Cumulative Redeemable Preferred Stock, $0.01 par value per share, and 11,500,000 shares of 7.625% Series E Cumulative Redeemable Preferred Stock, $0.01 par value per share. The aggregate par value of all shares of stock having par value is $20,000,000.

FIFTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be executed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Secretary on this 27th day of July, 2017.

ATTEST:		ANNALY CAPITAL MANAGEMENT, INC.

By:	/s/ Anthony C. Green	By:	/s/ Kevin G. Keyes
Name:	Anthony C. Green	Name:	Kevin G. Keyes
Title:	Secretary	Title:	Chief Executive Officer and President